Exhibit 99.1

Cover-All Technologies Inc. 412 Mt. Kemble Avenue, Suite 110C Morristown, NJ 07960 Tel: 973.461.5200	FOR IMMEDIATE RELEASE

Cover-All Business Update

MORRISTOWN, NEW JERSEY (July 15, 2014) – Cover-All Technologies Inc. (NYSE MKT: COVR) today provided important business updates for the quarter ended June 30, 2014.

Preliminary results for the 2014 second quarter include:

•	Total revenues were approximately $5.0 million, compared to $4.0 million for the 2013 second quarter.

•	Net income was approximately $0.3 million, or $0.01 per diluted share, compared to a loss of $1.2 million, or $(0.04) per share, in the same period of 2013.

•	Earnings before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP metric, was over $0.8 million, or $0.03 per diluted share, compared to $0.2 million, or $0.01 per diluted share, in the same period of 2013.

“Our preliminary 2014 second quarter results demonstrate strong year-over-year improvements in profitability and revenues,” said Manish Shah, CEO and President of Cover-All. “These results reflect the business strategies and investments we made last year and we are seeing encouraging trends developing in the market as we enter the second half of the year.”

The Company is also experiencing higher than expected demand for professional services and is working to scale the organization for meeting this increasing demand. As a result, management expects revenues from professional services to be $8.5 ‒ $9.5 million in 2014, up from its previous expectation of $7.5 – $8.5 million.

Additionally, the Company is assessing M&A prospects including a transformative opportunity which will help accelerate Cover-All’s growth and leadership in the marketplace. These opportunities are in various stages and it is premature to project their timeline and whether any of them will materialize.

“As I hope you can see from this release, we are working hard to grow and appreciate your patience while we transform our company. I am excited about Cover-All’s vast potential to grow organically and through acquisitions. We are confident successful implementations will create future revenue opportunities later in the year. I appreciate your continued support and look forward to updating you in more detail in our second quarter financial release and conference call,” concluded Mr. Shah.

A reconciliation of the Company's anticipated GAAP and non-GAAP earnings is provided in the following table:

Cover-All Technologies Inc. and Subsidiaries EBITDA RECONCILIATION TO U.S. GAAP NET INCOME (UNAUDITED)
Three Months Ended March 31,
	2014	2013
Net Income	$0.3 million	$(1.2) million
Interest Expense, Net	0.1 million	0.1 million
Depreciation	0.0 million	0.1 million
Amortization	0.4 million	1.2 million
EBITDA	$0.8 million	$0.2 million

FORWARD-LOOKING STATEMENTS

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the Company’s actual results in future periods to differ materially from expected results. Those risks include, among others, risks associated with increased competition, customer decisions, the successful completion of continuing development of new products, the successful negotiations, execution and implementation of anticipated new software contracts, the successful implementation of our acquisition strategies and our ability to complete or integrate acquisitions, the successful addition of personnel in the marketing and technical areas, our ability to complete development and sell and license our products at prices which result in sufficient revenues to realize profits and other business factors beyond the Company’s control. Those and other risks are described in the Company’s filings with the Securities and Exchange Commission (“SEC”) over the last 12 months, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 28, 2014, copies of which are available from the SEC or may be obtained upon request from the Company.

*ABOUT NON-GAAP FINANCIAL MEASURES

In evaluating its business, Cover-All considers and uses EBITDA as a supplemental measure of its operating performance. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. The Company presents EBITDA because it believes it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance.

The term EBITDA is not defined under U.S. generally accepted accounting principles (“U.S. GAAP”) and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. EBITDA has limitations as an analytical tool, and when assessing the Company’s operating performance, investors should not consider EBITDA in isolation or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with U.S. GAAP. Among other things, EBITDA does not reflect the Company’s actual cash expenditures. Other companies may calculate similar measures differently than Cover-All, limiting their usefulness as comparative tools. Cover-All compensates for these limitations by relying on its U.S. GAAP results and using EBITDA only supplementally.

ABOUT COVER-ALL TECHNOLOGIES INC.

Cover-All provides property and casualty insurance professionals a robust state-of-the-art, browser-based family of Policy, Business Intelligence, and Claims solutions designed to deliver products to market faster, enhance quality, ensure compliance, and reduce costs. With offices in Morristown, NJ and Honolulu, HI, Cover-All continues its tradition of developing technology solutions designed to revolutionize the way property and casualty insurance business is conducted. Additional information is available online at www.cover-all.com.

Cover-All®, My Insurance Center™ (MIC) NexGen, Insurance Policy Database™ (IPD) and PipelineClaims™ are trademarks or registered trademarks of Cover-All Technologies Inc. All other company and product names mentioned are trademarks or registered trademarks of their respective holders.

Corporate Contact	Investor & Media Contact

Ann Massey	SM Berger & Co
Chief Financial Officer	Andrew Berger
(973) 461-5190	(216) 464-6400
amassey@cover-all.com	andrew@smberger.com